Exhibit 10.3


                             C&D TECHNOLOGIES, INC.

                     MANAGEMENT INCENTIVE BONUS PLAN POLICY
                     --------------------------------------

Effective Date: February 1, 2002

SCOPE

The Chief Executive Officer (CEO) and all officers in positions with direct reporting responsibility to the CEO are eligible to participate in the subject Management Incentive Bonus Plan for Fiscal Year 2003 (the "Plan").

ADMINISTRATIVE AND GUIDELINES
-----------------------------

The Plan will be administered  in accordance  with the following  Administrative
Guidelines:

TARGET BONUS LEVELS - Each Plan Participant will have an established Target Bonus Amount, which is expressed as a percentage of Plan Participant's Annual Base Salary in effect on April 1st of the Plan Year* (the Company's fiscal year covered by the Plan). The actual Target Bonus Amount is 35% for those who report to the CEO and 55% for the CEO.

ANNUAL OBJECTIVES - Payments to Plan Participants are based on the attainment of
specific  annual   Corporate   Financial   Objective  and  Individual   Personal
Objectives.

ANNUAL CORPORATE FINANCIAL AND INDIVIDUAL OBJECTIVES - The Board of Directors establishes overall Corporate Financial Objectives for each fiscal year. Typically, the Annual Corporate Financial Objectives are measured on a diluted earnings per share basis and dollar volume of corporate operating cash flow. The Company must achieve more than 85% for each one of the Annual Corporate Financial Objectives in order for Plan Participants to be credited toward the attainment of their personal objectives. At the beginning of the fiscal year, each Plan Participant's total set of annual objectives (Corporate and Individual Objectives) and weightings are set.

SPECIAL BONUS PAYMENTS - In addition to the bonus payments that are based on the achievement of Individual and Corporate Financial Objectives, in rare instances, Plan Participants may also receive Special Bonus payments in recognition of extraordinary events, special contributions or circumstances that could not have been reasonably anticipated when the performance objectives were established.

MAXIMUM ANNUAL BONUS AWARDS - With the exception of Special Bonus Awards, the maximum annual bonus payable to Plan Participants will be no greater than 200% of Plan Participants' Target Bonus Amounts.

APPROVAL AUTHORITY - Bonus payment calculations and recommendations for Special Bonuses for Plan participants must be reviewed and approved by the Compensation Committee of the Board of Directors.

PLAN   INTERPRETATION   -  Final   authority  for  resolving   issues  of  fact,
administrative   procedures  or  Plan  interpretation   rests  solely  with  the
Compensation Committee of the Company's Board of Directors.

PLAN MODIFICATIONS - The Compensation Committee of the Board of Directors reserves the right, in its sole discretion to modify, suspend or terminate the Plan at any time.


* If a Plan Participant receives a delayed annual increase or a promotional increase during the fiscal year, the final year-end Target Bonus Amount will be based on a prorated blended average annualized salary.